Exhibit 99.1

PDS Biotech Announces PDS0101 Combined with Chemoradiotherapy Associated with Rapid Decline in Circulating Tumor DNA (ctDNA/cfDNA)

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Study evaluated levels of circulating cell-free HPV DNA (cfDNA) in patients with locally advanced cervical cancer in the IMMUNOCERV Phase 2 clinical trial and patients receiving standard of care (SOC) treatment

●	Patients treated with PDS0101 had greater clearance of cfDNA as compared to those treated with SOC (at week 5, 91.7% vs. 53.1%, P=0.0179)
●	Data presented during oral presentation at ASTRO 2023 Annual Meeting

PRINCETON, N.J., Oct. 2, 2023 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB) (PDS Biotech or the Company), a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary T cell activating platforms, today announced data demonstrating lead candidate PDS0101 in combination with standard-of-care (SOC) chemoradiotherapy (CRT) was associated with a rapid decline in human papillomavirus (HPV) circulating cell-free DNA (cfHPV-DNA), a potential predictive biomarker of treatment response. The data from the IMMUNOCERV Phase 2 clinical trial were featured in an oral presentation by Aaron Seo, MD, PhD, of The University of Texas MD Anderson Cancer Center, at the American Society for Radiation Oncology (ASTRO 2023) Annual Meeting in San Diego, CA.

The IMMUNOCERV Phase 2 trial is investigating PDS0101 in combination with SOC CRT in the treatment of cervical cancer patients with large tumors over 5 cm in size and/or cancer that has spread to the lymph nodes. HPV is the primary cause of cervical cancer with over 99% caused by HPV infection, and cfHPV-DNA can be detected in the blood of patients with cervical cancer. HPV type 16 (HPV16) is the most prominent subtype associated with cervical cancer. The study presented at ASTRO 2023 evaluated the relationship between the levels of circulating cfHPV-DNA and the extent of disease, clinical staging, and treatment response in patients with HPV-positive cervical cancer.

“We are encouraged by this data from the IMMUNOCERV trial, which highlight the potential of PDS0101 to positively impact cfDNA, an emerging biomarker of clinical response in cervical and other HPV-related cancers,” said Lauren V. Wood, MD, Chief Medical Officer of PDS Biotech. “The findings complement previously presented IMMUNOCERV data which suggested PDS0101 promotes the induction of multifunctional CD8 killer T cells that were associated with declines in circulating tumor DNA and a clinical response with greater than 60% tumor shrinkage at mid-point evaluation in 100% of high-risk cervical cancer patients on the trial. We look forward to continuing to address the unmet needs of patients suffering from HPV-positive cancers such as cervical cancer.”

Sixty-one patients with cervical cancer were included in the analysis either as part of a SOC treatment banking protocol (n=44) or as part of the IMMUNOCERV Phase 2 clinical trial combining PDS0101 with SOC (n=17). Longitudinal plasma samples were collected from each patient at baseline, during weeks 1, 3, and 5, and at 3-4 months after CRT.

In the study, HPV16 was detected in 59% of tumors and 70% of cfDNA. The median cfDNA at baseline was 28.15 copies/mL, with a range of 0 to 206,030 copies/mL.

The presentation at ASTRO 2023 highlighted the following data:

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Earlier and greater proportion of cfDNA clearance with PDS0101 plus chemoradiation (CRT) vs. SOC CRT alone (81.3% clearance after 3 weeks vs. 30.3% with SOC (p=0.0018), and 91.7% of clearance at 5 weeks vs. 53.1% with SOC (p=0.0179)

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Baseline cfDNA levels correlated with the International Federation of Gynecology and Obstetrics (FIGO) stage and lymph node involvement; 100% of patients treated with PDS0101 had cancer that had spread to the lymph nodes

“HPV16 cfDNA represents a novel biomarker with the potential to help oncologists make more informed treatment decisions for their patients with HPV16-positive cancers. This early data are encouraging, and we will continue to evaluate patients to determine any potential correlations between cfDNA clearance and clinical outcomes. Further analysis of cfDNA kinetics could provide valuable information on the relationship between cfDNA levels, treatment response, and ongoing clinical outcomes,” said study principal investigator Ann Klopp, MD, PhD, Professor of Radiation Oncology at MD Anderson. “I look forward to the continued evaluation of PDS0101 in combination with standard-of-care chemoradiotherapy.”

About Versamune®
Versamune® is a novel investigational T cell activating platform which effectively stimulates a precise immune system response to a cancer-specific protein. Versamune® based investigational immunotherapies promote a potent targeted T cell attack against cancers expressing the protein. They are given by subcutaneous injection and can be combined with standard of care treatments. Clinical data suggest that Versamune® based investigational immunotherapies, such as PDS0101, demonstrate meaningful disease control by reducing and shrinking tumors, delaying disease progression and/or prolonging survival. Versamune® based immunotherapies have demonstrated minimal toxicity to date that may allow them to be safely combined with other treatments. We believe Versamune® based investigational immunotherapies represent a transformative treatment approach for cancer patients to provide improved efficacy, safety and tolerability.

About PDS0101
PDS0101, PDS Biotech’s lead candidate, is a novel investigational human papillomavirus (HPV)-targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. PDS0101 is given by subcutaneous injection alone or in combination with other immunotherapies and cancer treatments. In a Phase 1 study of PDS0101 in monotherapy, the treatment demonstrated the ability to generate multifunctional HPV16-targeted CD8 and CD4 T cells with minimal toxicity. Interim data suggests PDS0101 generates clinically active immune responses, and the combination of PDS0101 with other treatments can demonstrate significant disease control by reducing or shrinking tumors, delaying disease progression and/or prolonging survival. The combination of PDS0101 with other treatments does not appear to compound the toxicity of other agents.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune® T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and will be advancing into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in 2023. Our Infectimune® based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® and Infectimune® are registered trademarks of PDS Biotechnology Corporation. KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contact:
Gina Cestari
6 Degrees
Phone: +1 (917) 797-7904
Email: gcestari@6degreespr.com